Exhibit 99.1

News Release

Contacts:	Media	Analysts
	Garrett Marquis	Marius Merz
	+1 949-683-1503	+1 212 298 1480
	garrett.marquis@bnymellon.com	marius.merz@bnymellon.com

Sandie O’Connor Elected to the Board of Directors of BNY Mellon

NEW YORK, December 14, 2021 — The Bank of New York Mellon Corporation (“BNY Mellon”) (NYSE: BK) announced today that its Board of Directors has elected Sandie O’Connor as an independent director, effective December 13, 2021. With the addition of Ms. O’Connor, BNY Mellon’s Board of Directors will have 13 directors, 12 of whom are independent.

“We are thrilled to welcome Sandie to our board,” said Todd Gibbons, CEO of BNY Mellon. “Sandie’s deep expertise in risk management, financial regulation and capital markets will make her an excellent asset to BNY Mellon’s board.”

“With extensive experience as a senior leader of a publicly traded, large global financial institution, Sandie will bring valuable insights to the board,” added Joseph Echevarria, Chairman of the Board.

Ms. O’Connor, 54, retired as the Chief Regulatory Affairs Officer for JPMorgan Chase where she set the firm’s comprehensive regulatory strategy and led engagement with G-20 policymakers. Prior to this role, Ms. O’Connor held several senior leadership positions at the firm including Global Treasurer and head of Prime Services and was a member of the firm’s Executive Committee. She has also served on several public and private teams to support the integrity and efficiency of capital markets, including as Chair of the Federal Reserve Board’s Alternative Reference Rates Committee, and is a former member of the Treasury Markets Practices Group sponsored by the Federal Reserve Bank of NY.

Ms. O’Connor currently serves as a Director of Terex Corporation. In addition to her current public company board service, Ms. O’Connor is a Director of Ripple, the current Chair of the Board of Directors of the YMCA of Greater NY and an Advisory Board member of PlanetFirst Partners. She also serves on a Task Force on Financial Stability, and on the FDIC Systemic Resolution Advisory Committee.

Ms. O’Connor received a Bachelor of Science in Finance and International Business from New York University, Stern School of Business.

ABOUT BNY MELLON

BNY Mellon is a global investments company dedicated to helping its clients manage and service their financial assets throughout the investment lifecycle. Whether providing financial services for institutions, corporations or individual investors, BNY Mellon delivers informed investment and wealth management and investment services in 35 countries. As of Sept. 30, 2021, BNY Mellon had $45.3 trillion in assets under custody and/or administration, and $2.3 trillion in assets under management. BNY Mellon can act as a single point of contact for clients looking to create, trade, hold, manage, service, distribute or restructure investments. BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation (NYSE: BK). Additional information is available on www.bnymellon.com. Follow us on Twitter @BNYMellon or visit our newsroom at www.bnymellon.com/newsroom for the latest company news.

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